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           INDEPENDENT ACCOUNTANT'S REVIEW REPORT: ERNST & YOUNG LLP

The Board of Directors
Autologic Information International, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Autologic Information International, Inc. and subsidiaries as of January 30, 1998, and the related condensed consolidated statements of operations for the three-month periods ended January 30, 1998 and January 31, 1997, the condensed consolidated statement of stockholders' equity for the three-month period ended January 30, 1998, and the condensed consolidated statements of cash flows for the three-month periods ended January 30, 1998 and January 31, 1997. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Autologic Information International, Inc. and subsidiaries as of October 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, not presented herein; and in our report dated December 10, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of October 31, 1997, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


March 3, 1998
Woodland Hills, California